Exhibit 4.28

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

Amendment No. 22 to the Products Service Framework Agreement

Between

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S.

and

ECOPETROL S.A.

Bogota, D.C. April 9, 2024

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

Amendment No. 22

to Products Service Framework Agreement

This Amendment No. 22 to the Products Servicer Framework Agreement (the “Amendment”) is formalized on April nine (9), 2024 (the “ Date of Execution”) by the following legal entities (hereinafter, the “Parties” and, each of them, a “Party” or the “Party”):

1.

ECOPETROL S.A., mixed economy company, attached to the Ministry of Mines and Energy, authorized by Law 1118 of 2006, which acts in accordance with its bylaws and has its main domicile in Bogota D.C., with NIT: 899.999.068-1, represented for the execution of this Amendment by REYNALDO PLATA CARREÑO identified as show below his signature, empowered to sogm this Amendment in accordance with the broad and sufficient Special Power granted to him by ECOPETROL S.A. (hereinafter “ECOPETROL”).

2.

CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian company, of a commercial nature, of the type of simplified stock companies, domiciled in Bogotá D.C. (hereinafter “CENIT”), represented for the execution of t his Amendment by JOSE GUILLERMO MORENO GÓMEZ, who acts in his capacity as General Representative of CENIT.

The Parties have agreed to the terms and conditions described below, subject to the following considerations

WHEREAS:

1.	That on April 1, 2013, CENIT and ECOPETROL entered into the Products Service Framework Agreement (hereinafter the “Agreement”).
2.	That on May 5, 2014, the Parties executed Amendment No. 1 to the Agreement, whereby annexes CPC-2, CPC-3, DPP-5 and TP-5 and Sections 1.01 of Chapter III, 6.04 and6.05 of the General Conditions.
3.	That on January 24, 2018, the Parties executed Amendment No. 2 to the Agreement whereby Annex TP-1 was modified.
4.	That on December 26, 2018, the Parties executed Amendment No. 3, whereby they included a new point of departure of the Sebastopol – Apiay system in Monterrey and modified Annexes TP-2 and TP-5.
5.

That on March 1, 2019, the Parties executed Amendment No. 4 to the agreement, whereby they established the conditions for provision of the storage service in Buenaventura, for Ecopetrol to be able to import products to the Joint Plant of Buenaventura.

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

6.

That on June 28, 2019, the Parties executed Amendment No. 5 to the Agreement whereby they established the tariff for provision of the storage service in Buenaventura, in fore between July 1-31 of 2019.

7.	That on August 6, 2019, the Parties executed Amendment No. 6 to the Agreement whereby they established the rate for provision of the storage service in Buenaventura in force as of August 6, 2019.

8.That on November 6, 2019, the Parties executed Amendment No. 7 to the Agreement, whereby the nomination and transport of Products owned by third parties under the Contracted Capacity were permitted.

9.That on January 31, 2020, the Parties executed Amendment No. 8 to the Agreement, whereby the activity of receiving biofuel (B100) and the mix with diesel in the tank truck filling at the Pozos Colorados terminal was included; the provision of filling service to other companies; the Naphtha Quality Specifications established in Annex TP-1 of the Contract were modified, and the regulations regarding the issuance of electronic invoices were adopted.

10.That on July 13, 2020, the Parties executed Amendment No. 9 to the Contract, whereby a temporary modification of the Agreement conditions was agreed, so that ECOPETROL could access commercial conditions that would allow it to mitigate the effects caused by the health emergency derived from the COVID-19 pandemic, a fact that CENIT has not accepted as a Justified Event.

11.

That on September 11, 2020, the Parties executed Amendment No. 10 to the agreement, whereby they established the rate for the provision of the storage service in Buenaventura valid between September 12 and July 31, 2021.

12.

That on November 4, 2020, the Parties executed Amendment No. 11 to the Contract, whereby they established numeral (xxiii) in Section 8.01 “Obligations of CENIT” of Clause 8 “Obligations of the Parties”, with the aim of including obligations related to the security of the port operation.

13.

That on January 22, 2021, the Parties executed Amendment No. 12 to the agreement, whereby they included as Annex DPP-4 to the Agreement, a Procedure for Resolution of Delays and Attention to Claims for Quality and Quantity - Pozos Colorados Terminal.

14.

That on April 28, 2021, the Parties executed Amendment No. 13 to the Contract, updating Annexes AP-3 aimed at making it clear that the biofuel storage rate (B100) is included in the filling tariff for the Storage Service in Pozos Colorados, and they included the Galán-Rio Sogamoso segment within the list of Product Transport Systems by Polyduct, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transportation Service by Pipeline were modified.

15.	That on August 9, 2021, the Parties executed Amendment No. 14 to the Contract, in which they included the Unloading Service at the Buenaventura

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

Maritime Terminal, modifying Annex AP-3 of the Agreement related to the provision of the Storage Service in Buenaventura, intended for import/intern products through the Chevron-owned Plant as of August 9, 2021, they modified Annexes DPP-1, DPP-2, DPP-3 and DPP-6, of Chapter IV - Service of Product Unloading in Port, with the aim of regulating the Product Unloading in Port service at the Buenaventura Maritime Terminal.

16.

That on August 9, 2021, the Parties executed Amendment No. 15 to the Contract, including the Buenaventura-Mulaló Segment within the list of Product Transport Systems by Polyduct, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transportation Service by Polyduct were modified.

17.

That on January 24, 2022, the Parties executed Amendment No. 16 to the Contract, including the Buenaventura-Yumbo Segment within the list of Product Transport Systems by Polyduct, for which Annexes TP-2 and TP-5 and Section 1.02 of Chapter I Product Transport Service by Polyduct were modified.

18.That on August 24, 2022, the Parties executed Amendment No. 17, with the aim of including in the agreement the particular conditions on which basis CENIT performs the Project, and provides ECOPETROL with the naphtha storage service in Tank 8168 located in the north gate of the GRB.

19.That on December 26, 2022, the Parties executed Amendment No. 18, with the purpose of including in the Agreement the Pozos – Ayacucho Segment within the list of Measurement and Custody Transfer Points, as well as said segment within the Product Transport Systems by Polyduct , aimed at enabling the delivery of products in Ayacucho, for which Annexes TP-2 and TP-5 of the Contract were modified.

20.That on January 25, 2023, the Parties executed Amendment No. 19, with the aim of including in the Agreement the Galán – Buenaventura and Galán – Yumbo routes, within the Product Transport Systems by Polyduct of the Agreement, as well as including and regulating the Loading Service at the Buenaventura Maritime Terminal in the Contract.

21.That on July 31, 2023, the Parties executed Amendment No. 20, with the aim of modifying in the Contract Annexes AP-3 pertaining to the update of the Rate for the Product storage service in Buenaventura and DDP-2 related to the update of the Tank Loading Rate in Buenaventura.

22.That on July 31, 2023, the Parties executed Amendment No. 21, with the aim of making it clear the storage rate in GRB Tank-8168 that was included in Amendment No. 17, executed on August 24, 2022, is in force since the execution of Amendment No. 17, as well as updating it.

23.That the Parties, by common agreement, consider it necessary to modify the LIBOR reference interest rate for the collection of default interest to the reference interest rate “PRIME +2.65% of the Central Bank”, as well as to include the entry

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

into operation of a new dynamic measurement skid for receiving vessels in Pozos Colorados.

24.	That this Amendment and the aspects incorporated herein were thoroughly discussed, analyzed, and accepted by the executing Parties, without any exception.

Based on the whereas clauses above, the Parties have agreed to execute this Amendment No. 22 to the Agreement, which shall be ruled by the following

CLAUSES:

FIRST. – The Parties agree to modify Section 6.07 of the General Conditions of the Agreement, which from now on will read as follows:

“Section 6.07 Default: Without prejudice to that stated in Section 19.03 of the General Conditions of the Services Framework Agreement, in the event of unjustified delay in the payment of invoices that are not challenged timely by ECOPETROL, in accordance with the provisions of this Clause, ECOPETROL will recognize to CENIT, (i) as interest payable in pesos, the maximum default rate authorized by the Finance Superintendence, for the days of default that have actually elapsed, or (ii) as interest payable in dollars, the maximum interest of the annual default rate of PRIME +2.65% Central Bank, without in any case said rate exceeding the usury rate established by Colombian legislation, nor be lower than the consumer price index for the immediately preceding Calendar Year, for the days of default that have actually elapsed.

Invoices for charging interest shall be paid by EOPETROL within thirty (30) days following their filing by CENIT.

The invoices issued, as well as this Framework Service Contract, will provide executive merit and ECOPETROL and CENIT expressly waive private or judicial requirements for being declared in default.”

SECOND. - The Parties agree to modify section 4.1. of Annex DPP-4 (SERVICE FOR UNLOADING OF PRODUCTS AT PORT, PROCEDURE FOR DELAY RESOLUTION AND QUANTITY AND QUALITY CLAIMS - POZOS COLORADOS TERMINAL) which shall from now on read as follows:

“4.1 In case of product unloading operation and if the shore receipt dynamic measurement system is working properly during unloading, or the product is unloaded in full to shore tank, if the claim is for quantity and the measurement difference between shore and vessel figures in “net standard volumes” after applying the “Vessel Experience Factor (VEF)” is equal or less than 0.5%, it shall be considered that there is no claim whatsoever.”

THIRD. - The Parties agree to amend Annex DPP-6 (Port Product Unloading Service, POINTS OF ENTRY AND POINTS OF DEPARTURE FROM PORTS), which is replaced in its entirety by Annex 1 hereto.

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

Without prejudice to the modification of Annex DPP-6 referred to in the preceding paragraph, the Parties agree that CENIT shall communicate in writing to ECOPETROL the officialization of the start date of the Dynamic Measurement through the Measurement Skid at the Pozos Colorados Terminal within a period not exceeding ninety (90) calendar days following the signature referred to in this Amendment No. 22, with prior visit by the technical area of measurement, quality and balance of ECOPETROL to the area where the measurement system is located in the Pozos Colorados Terminal.

FOURTH. - NOVATION. This Amendment No. 22 does not constitute novation to the Agreement, nor to its previous amendments, thus all that which has not been modified expressly by this document continues in force.

In view of the foregoing, this Amendment is signed electronically by the undersigned on the ninth (9th) day of April of 2024.

For ECOPETROL:	For CENIT,

/s/ Reynaldo Plata Carreño	/s/ José Guillermo Moreno Gómez
REYNALDO PLATA CARREÑO	JOSE GUILLERMO MORENO GÓMEZ,
C.C. 91.489.924 of Bucaramanga	C.C. 80.412.522 of Bogotá
Special Attorney	Attorney General

PRODUCTS SERVICE FRAMEWORK AGREEMENT AMENDMENT NO. 22

AMNEXO 1 TO AMENDMENT No. 22

ANNEX DPP-6

Unloading of Products at Port Service

POINTS OF ENTRY AND POINTS OF DEPARTURE OF PORTS

Port	Origin of Refined	Service	Point of Entry	Point of Departure	Single point of measurement		Backup point of measurement
					Amount	Quality	Amount	Quality
Pozos Colorados Terminal	Vessel	Hydrocarbons management	Flange of hose connection to the tanker.	Measurement system outlet flange for dynamic measurement on shore. Inlet flange of the Tanks of the Pozos Colorados Station.

Dynamic measurement system on shore for fir receiving tankers.

Note: In case of detecting free water in the product, the free water volume quantified in tanks on shore will be deducted from the volume indicated by the dynamic measurement.

						For settlement of volume with the dynamic measurement system, the density in line measurement will be used.	1.Measurement with static method in tanks receiving product from tankers in the Pozos Colorados Terminal. 2.Measurement by static method in tanker, applying the vessel experience factor “VEF”.

1.Manual sampling in tanks receiving product in the Pozos Colorados Terminal for analyses in the Pozos Colorados laboratory.

2.Manual sampling in tanks receiving product in the Pozos Colorados Terminal for analyses in the Pozos Colorados laboratory.

Buenaventura Terminal	Vessel	Hydrocarbons management	Flange of hose connection to the tanker.	Inlet flange of the Tanks at the Buenaventura Terminal (Chevron): TK 428, TK 418, TK 374 for static measurement	Measurement by static method in tanks receiving product from tankers in the Buenaventura Terminal (Chevron).	Manual sampling in tanks receiving product in the Buenaventura Terminal (Chevron) for analyses at the laboratory.	Measurement by static method in tanker, applying the vessel experience factor “VEF”.	Manual sampling in tanks receiving product in the Pozos Colorados Terminal for analyses in the Pozos Colorados laboratory.